Exhibit 99.1
GigaCloud Technology Inc Announces Appointment of U.S. Auditor
EL MONTE, Calif., March 3, 2026 – GigaCloud Technology Inc (Nasdaq: GCT) (“GigaCloud” or the “Company”), a pioneer of global end-to-end B2B ecommerce technology solutions for large parcel merchandise, today announced that its Audit Committee has appointed Grant Thornton LLP, a U.S.-based audit firm, as the Company’s new independent registered public accounting firm, subject to the completion of Grant Thornton’s client acceptance and independence procedures and execution of an engagement letter. The appointment follows the dismissal of the Company’s independent registered public accounting firm, KPMG Huazhen LLP.
The change reflects the Company’s ongoing efforts to align its professional resources with its current operational structure and strategic priorities.
“We are pleased to welcome Grant Thornton LLP as our new external auditors”, said Erica Wei, Chief Financial Officer. “This decisions reflects our ongoing commitment to maintain strong governance and is responsive to feedback from our valued shareholders regarding the importance of having a U.S.-based auditor as we continue to operate our headquarters in California.”
The Company has filed a Form 8-K under Item 4.01 in connection with the changes in its certifying accountant with the Securities and Exchange Commission on March 3, 2026.
About GigaCloud Technology Inc
GigaCloud Technology Inc is a pioneer of global end-to-end B2B technology solutions for large parcel merchandise. The Company’s B2B ecommerce platform, which it refers to as the “GigaCloud Marketplace,” integrates everything from discovery, payments and logistics tools into one easy-to-use platform. The Company’s global marketplace seamlessly connects manufacturers, primarily in Asia, with resellers, primarily in the U.S., Asia and Europe, to execute cross-border transactions with confidence, speed and efficiency. The Company offers a truly comprehensive solution that transports products from the manufacturer’s warehouse to the end customer’s doorstep, all at one fixed price. The Company first launched its marketplace in January 2019 by focusing on the global furniture market and has since expanded into additional categories such as home appliances and fitness equipment. For more information, please visit the Company’s website: https://investors.gigacloudtech.com/.
Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements reflect our current view about future events. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or similar expressions. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC.
For investor and media inquiries, please contact:
GigaCloud Technology Inc
Investor Relations
Email: ir@gigacloudtech.com

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